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                                                                     EXHIBIT 3.1
                           ARTICLES OF INCORPORATION
                                       OF
                        SYKES ENTERPRISES, INCORPORATED

         THE UNDERSIGNED, acting as sole incorporator of SYKES ENTERPRISES, INCORPORATED (hereinafter, the "Corporation") under the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, as hereafter amended and modified (the "FBCA"), hereby adopts the following Articles of Incorporation for the Corporation, pursuant to Section 607.0203(1) of the Florida Statutes:

                                   ARTICLE 1
                                      Name

         The name of the Corporation is:  Sykes Enterprises, Incorporated.

                                   ARTICLE 2
                            Business and Activities

         The Corporation may, and is authorized to, engage in any activity or business now or hereafter permitted under the laws of the United States and of the State of Florida.

                                   ARTICLE 3
                                 Capital Stock

         3.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue shall be 60,000,000 shares, of which 50,000,000 shares shall be Common Stock having a par value of $0.01 per share ("Common Stock") and 10,000,000 shares shall be Preferred Stock, $0.01 par value per share ("Preferred Stock"). The Board of Directors is expressly authorized, pursuant to Section 607.0602 of the FBCA, to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation, all within the limitations set forth in Section 607.0601 of the FBCA.

         3.2      Common Stock.

                  (A) Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the Articles of Amendment to these Articles of Incorporation that may hereafter be filed pursuant to Section 607.0602 of the FBCA to establish the respective class or series of the Preferred Stock. Except as otherwise provided in these Articles of Incorporation, each share of Common Stock shall have the same rights as and be identical in all respects to all the other shares of Common Stock.

                  (B) Voting Rights. Except as otherwise provided in these Articles of Incorporation, except as otherwise provided by the FBCA and except as may be determined by the Board of Directors with respect to the Preferred Stock, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote, each holder of Common Stock shall, except as


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otherwise provided by the FBCA, be entitled to one vote for each share of
Common Stock held by such holder.

                  (C) Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Common Stock and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

                  (D) Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith in whole or in part, as to the distribution of assets, shall become entitled to participate in the distribution of assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation, or winding up, the full preferential amounts (if any) to which they are entitled, and shall have paid or provided for payment of all debts and liabilities of the Corporation.

         3.3      Preferred Stock.

                  (A) Issuance, Designations, Powers, Etc. The Board of Directors is expressly authorized, subject to the limitations prescribed by the FBCA and the provisions of these Articles of Incorporation, to provide, by resolution and by filing Articles of Amendment to these Articles of Incorporation, which, pursuant to Section 607.0602(4) of the FBCA shall be effective without shareholder action, for the issuance from time to time of the shares of the Preferred Stock in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, powers, preferences and other rights of the shares of each such class or series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

                  (1) the number of shares constituting that class or series and the distinctive designation of that class or series;

                  (2) the dividend rate on the shares of that class or series, whether dividends shall be cumulative, noncumulative or partially cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that class or series;

                  (3) whether that class or series shall have voting rights, in addition to the voting rights provided by the FBCA, and, if so, the terms of such voting rights;

                  (4) whether that class or series shall have conversion
                      privileges, and, if so, the terms and conditions of such conversion, including

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                      provision for adjustment of the conversion rate in such
                      events as the Board of Directors shall determine;

                  (5) whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (6) whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

                  (7) the rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

                  (8) any other relative powers, preferences, and rights of
                      that class or series, and qualifications, limitations or restrictions on that class or series.

             (B) Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each class or series shall be entitled to receive only such amount or amounts as shall have been fixed by the Articles of Amendment to these Articles of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of such class or series.

         3.4 No Preemptive Rights. Except as the Board of Directors may otherwise determine, no shareholder of the Corporation shall have any preferential or preemptive right to subscribe for or purchase from the Corporation any new or additional shares of capital stock, or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

         3.5 Special Classes of Stock Prior to Initial Public Offering. Until the closing of a firm commitment underwritten public offering by the Corporation of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933 ("IPO"), the Corporation shall have authority to issue up to 1,000,000 shares of its Common Stock as nonvoting shares (the "Nonvoting Common Stock") having the rights, qualifications and limitations set forth below and up to 3,600 shares of its Preferred Stock as nonvoting shares (the "Special Preferred Stock") having the rights, preferences, qualifications, limitations and restrictions set forth below. Anything in Section 3.3 to the contrary notwithstanding, the Board of Directors shall not be required to file Articles of Amendment to these Articles of Incorporation in order to issue shares of Special Preferred Stock. Any and all shares of Nonvoting Common Stock and Special Preferred Stock outstanding at the time of the IPO shall be converted to Common Stock as set forth below, and thereafter, the Corporation shall not have authority to issue any additional shares of Nonvoting Common Stock or Special Preferred Stock. The shares of Special Preferred

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Stock converted at the time of the IPO shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series.

                  (A)      Nonvoting Common Stock.

                           (1)      Relative Rights.  Except as otherwise
provided in this Section 3.5, each share of Nonvoting Common Stock shall have the same rights as and be identical in all respects to each share of Common Stock that is not specifically designated as Nonvoting Common Stock (referred to hereinafter in this Section 3.5(A) as "Regular Common Stock").

                           (2)      No Voting Rights.  Except as otherwise
provided by the FBCA, each holder of Nonvoting Common Stock shall not be entitled to vote for the election of directors of the Corporation or for any other corporate purpose. If so provided, each holder of Nonvoting Common Stock shall be entitled to one vote for each share of Nonvoting Common Stock held by such holder.

                           (3)      Conversion Rights.

                                    (i)     Each share of Nonvoting Common
Stock automatically shall be converted into one share of Regular Common Stock immediately upon the closing of the IPO.

                                    (ii)    In the event of an automatic
conversion above, the outstanding shares of Nonvoting Common Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, the Corporation shall not be obligated to issue certificates evidencing the shares of Regular Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Nonvoting Common Stock are delivered to the Corporation. Such conversion shall be deemed to have been made immediately prior to the closing of the IPO, and the person or persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date.

                           (4)      Redemption Rights.

                                    (i)     In the event the Special Preferred
Stock is redeemed pursuant to Section 3.5(B)(4) hereof, each holder of issued and outstanding shares of Nonvoting Common Stock ("Nonvoting Holders") may require the Corporation, upon 30 days prior written notice to the Corporation, to repurchase all of the shares of issued and outstanding Nonvoting Common Stock owned by such Nonvoting Holder at the Repurchase Price (as hereinafter defined) per share and otherwise in the manner provided for in this Section and
Section 3.5(B)(4)(vi).

                                    (ii)    The repurchase price (the
"Repurchase Price") per share of Nonvoting Common Stock shall be determined by mutual agreement between the Corporation and the Nonvoting Holder or, if the Corporation and the Nonvoting Holder cannot reach such an agreement within thirty (30) days after written notification of the Nonvoting Holder of his or her intention to have all of his or her Nonvoting Common Stock repurchased, then the Repurchase Price shall be determined by a nationally recognized investment banking firm or public accounting firm (the "Appraiser") as follows. Each of the Corporation and the Nonvoting Holder shall retain an Appraiser (which, in the case of the Corporation, may be the investment

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banking firm or independent accounting firm regularly retained by the
Corporation), and such Appraisers shall jointly determine the Repurchase Price for the Nonvoting Common Stock and deliver their opinions in writing to the Corporation and the Nonvoting Holder. If such Appraisers cannot jointly make such a determination, then, unless otherwise agreed to by the Corporation and the Nonvoting Holder, such Appraisers shall, in their sole discretion, choose another Appraiser, which Appraiser shall determine the Repurchase Price in writing delivered to the Corporation and the Nonvoting Holder, which determination shall be conclusive and binding on the Corporation and the Nonvoting Holder. In determining the Repurchase Price, no discount shall be imposed by reason of the nonvoting characteristics of the Nonvoting Common Stock. Each of the Corporation and the Nonvoting Holder shall bear the fees and expenses of the Appraiser retained on his, her or its behalf, and the fees and expenses of a third Appraiser, if necessary, shall be borne by the Corporation.

                                    (iii)   All shares of Nonvoting Common Stock
repurchased as hereinabove provided or otherwise shall be retired and cancelled and shall not be reissued.]

                  (B)      Special Preferred Stock.

                           (1)      Voting Rights.  Except as otherwise provided
by the FBCA, the holders of issued and outstanding shares of Special Preferred Stock ("Special Preferred Holders") shall not be entitled to vote for the election of directors of the Corporation or for all other corporate matters. If so provided, each share of Special Preferred Stock shall be entitled to that number of votes as shall equal the number of shares of Common Stock into which such Special Preferred Stock may be converted pursuant to Section 3.5(B)(5) hereof or, if an IPO has not closed, pursuant to the mechanism described in
Section 3.5(A)(4)(ii) hereof.

                           (2)      Dividend Rights.

                                    (i)     The Special Preferred Holders shall
be entitled to receive, out of funds legally available for the payment of dividends, and before any dividends are declared or paid upon Common Stock, a cumulative cash dividend at an annual rate of seven and one-half percent (7-1/2%) of the stated value of each share of Special Preferred Stock, payable in equal quarterly installments on the fifteenth day of January, April, July and October of each year, commencing on April 15, 1996 (each, a "Dividend Payment Date"). The stated value of the Special Preferred Stock is $1,000 per share. Dividends on the issued and outstanding shares of Special Preferred Stock shall be preferred and cumulative and shall begin to accrue from the date on which such shares are originally issued by the Corporation to the Special Preferred Holder. In the event that Special Preferred Stock is issued in a merger in exchange for shares of preferred stock of the merging corporation (the "Old Preferred") and there are accrued but unpaid dividends on the Old Preferred when the merger becomes effective, accrued dividends on each share of Special Preferred Stock issued in exchange for the Old Preferred for the dividend period ending on the first Dividend Payment Date after the merger shall include the same amount of accrued but unpaid dividends accrued as of the effective time of the merger on the number of shares of Old Preferred exchanged in the merger for each such share of Special Preferred Stock. In the event dividends payable on the issued and outstanding shares of Special Preferred Stock shall be in arrears for two consecutive full quarterly periods, and such failure to pay dividends is not cured within thirty (30) days of the date when such second quarterly dividend was scheduled, then the cumulative cash dividend shall be increased to an annual rate of sixteen percent (16%) with respect to unpaid dividends (applied retroactively to the date such dividends became due and payable) and future dividends,

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and such rate shall continue until all arrearages in dividends shall have been paid, or set apart for payment, whereupon such dividend rate shall revert to the original rate of seven and one-half percent (7-1/2%). Special Preferred Holders shall not be entitled to participate in any other or additional earnings or profits of the Corporation beyond the foregoing dividend rights.

                                    (ii)    Unless the full amount of
cumulative dividends on the special Preferred Stock up to and including the most current Dividend Payment Date shall have been paid, or declared and a sum sufficient for the payment thereof set apart, the Corporation shall not at any time (a) set aside or apply any sum for the purchase or redemption of any outstanding capital stock of the Corporation of any class or series (whether by purchase or by redemption pursuant to any optional or mandatory redemption provisions or otherwise) or (b) declare any dividend (other than a dividend payable in Common Stock of the Corporation) or distribution on, or set aside or apply any sum for the payment of any dividend or other distribution on, the Common Stock or any other class of stock of the Corporation, except the Special Preferred Stock.

                           (3)      Dissolution, Liquidation, Winding Up.  In
the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be paid to, set aside for or distributed to holders of issued and outstanding shares of Common Stock, each Special Preferred Holder shall be entitled to receive out of the assets of the Corporation or the proceeds thereof, a preferential payment in an amount equal to the Redemption Price (as defined in Section 3.5(B)(4) hereof). Except as provided herein, the Special Preferred Holders shall not be entitled to participate in any further distribution of the assets of the Corporation or otherwise. If the assets distributable upon a liquidation shall be insufficient to permit the distribution to the Special Preferred Holders of the full preferential amounts to which such Special Preferred Holders shall be entitled, then such amounts shall be distributed ratably to such Special Preferred Holders in proportion to the full amounts to which they respectively are entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets or stock, shall be deemed to be a liquidation of the Corporation for purposes of this Section.

                  (4) Redemption Rights.

                           (i)      At the option of the Corporation, as
evidenced by resolution of its Board of Directors, the Corporation may at any time, and from time to time, redeem the entire amount of the shares of issued and outstanding Special Preferred Stock, without any redemption premium or penalty, at the Redemption Price (as hereinafter defined) per share and otherwise in the manner provided for in this Section.

                           (ii)     At the option of a Special Preferred Holder
commencing five (5) years after issuance of the Special Preferred Stock to be redeemed, upon 90 days prior written notice to the Corporation, a Special Preferred Holder may require the Corporation to redeem the entire amount of the shares of issued and outstanding Special Preferred Stock owned by such Special Preferred Holder at the Redemption Price per share and otherwise in the manner provided for in this Section.

                           (iii)    At the option of a Special Preferred
Holder, upon the occurrence of an Event of Default (as hereinafter defined), a Special Preferred Holder may require the Corporation to redeem the entire amount of the shares of issued and outstanding Special

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Preferred Stock owned by such Special Preferred Holder at the Redemption Price per share and otherwise in the manner provided for in this Section. An Event of Default shall mean an event of default as set forth in Article VIII of that certain Loan Agreement by and between the Corporation and NationsBank of North Carolina, N.A. (the "Bank") dated as of July 29, 1994 (the "Loan Agreement"), subject to waiver or amendment by the Bank. In the event that the Corporation's indebtedness to the Bank is refinanced under a new or amended loan agreement with the Bank or with another financial institution or commercial lender, any covenant in such new or amended loan agreement that is substantially similar to a corresponding covenant set forth in the Loan Agreement, if any, shall be incorporated in substitution for the covenant set forth in the Loan Agreement; provided, however, that any covenant that is not substantially similar to a covenant in the Loan Agreement shall not be deemed substituted. The Corporation shall notify the Special Preferred Holder in writing upon the occurrence of an Event of Default arising out of the breach by the Corporation of one or more of the covenants that is not cured by the Corporation or waived by the Bank within thirty (30) days after such breach. The Special Preferred Holder shall have the right to require the Corporation to redeem all of the Special Preferred Stock within ten (10) days after the giving of such notice by the Corporation, upon the same terms as if the Corporation had elected to redeem the Special Preferred Stock at such time.

                           (iv)     Upon or immediately prior to the
consummation of a Sale (as hereinafter defined) of the Corporation, the Corporation shall redeem the entire amount of the shares of issued and outstanding Special Preferred Stock at the Redemption Price per share and otherwise in the manner provided for in this Section. A Sale of the Corporation shall mean the sale of (a) capital stock of the Corporation to any person or any group of persons pursuant to which such person or persons acquire directly or indirectly capital stock of the Corporation possessing the voting power to elect a majority of the board of directors of the Corporation (whether by merger, consolidation, reorganization or sale or transfer of the shares of capital stock of the Corporation or otherwise), or (b) all or substantially all of the Corporation's assets; provided, however, that an IPO shall not constitute a Sale of the Corporation.

                           (v)      The redemption price (the "Redemption
Price") per share of Special Preferred Stock shall be the stated value, plus an amount equal to any unpaid cumulative dividends accrued thereon to the date scheduled or fixed by the Corporation for redemption, plus an amount equal to the sum of the applicable federal and state income taxes due and payable as a result of such redemption, after giving due consideration to any current or future deduction available in determining such income tax, including a deduction attributable to the payment of state income tax. Any Redemption Price due a Special Preferred Holder hereunder shall be paid by the Corporation upon surrender of the certificate or certificates representing those shares to be redeemed.

                           (vi)     (a)     Notice of any redemption ("Notice of
Redemption") shall be given by the Corporation or the Special Preferred Holder, whichever is applicable, by mailing to the other party a written notice of such redemption, first class postage prepaid, certified mail, return receipt requested, at the Corporation's principal office or at each of such Special Preferred Holders' last address as shall appear upon the stock transfer records of the Corporation. Any Notice of Redemption which is mailed in the manner provided herein shall be conclusively presumed to have been duly given 72 hours after such mailing; and any nonmaterial defect in such notice shall not affect the validity of the proceedings for the redemption of any shares of Special Preferred Stock.

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                                    (b)     The Corporation's Notice of
Redemption to each Special Preferred Holder shall specify the Redemption Date and the total Redemption Price to be paid by the Corporation upon surrender of the certificate or certificates representing such shares. The Notice of Redemption shall also state that any unpaid cumulative dividends accrued thereon to the Redemption Date will be paid as specified therein and that from and after the Redemption Date dividends thereon will cease to accrue.

                                    (c)     If any Notice of Redemption shall
have been duly given, then from and after the Redemption Date set forth therein (unless default shall be made by the Corporation in the payment of the Redemption Price), all such shares so called for redemption shall no longer be deemed outstanding on and after the Redemption Date, and the right to receive dividends thereon and all other rights not theretofore terminated with respect to such shares shall cease and terminate on such Redemption Date; except only the right of the Special Preferred Holders thereof to receive the Redemption Price upon surrender of the certificate or certificates for such shares, without interest.

                           (vii)    All shares of Special Preferred Stock
redeemed as hereinabove provided or otherwise shall be retired and canceled and restored to the status of authorized but unissued shares of Preferred Stock without designation as to class or series.

                  (5)      Conversion Rights.

                           (i)      Each share of Special Preferred Stock
automatically shall be converted into shares of Common Stock upon the closing of an IPO. The number of shares of Common Stock into which a share of Special Preferred Stock is convertible shall be an amount equal to (x) the sum of (aa) the Redemption Price of each share of Special Preferred Stock, plus (bb) the total amount of the underwriting discount on the shares of Common Stock issued upon conversion of the Special Preferred Stock and sold by the holder in the IPO, divided by (y) the per share public offering price of the IPO.

                           (ii)     In the event of an automatic conversion
above, the outstanding shares of Special Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares are delivered to the Corporation. Such conversion shall be deemed to have been made immediately prior to the closing of the IPO, and the person or persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date.

                           (iii)    No fractional shares of Common Stock shall
be issued upon conversion of Special Preferred Stock. The number of shares of Common Stock issued by the Corporation in connection with such conversion shall be adjusted upward by a single share to eliminate the issuance of any fractional shares.

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                                   ARTICLE 4
                               Board of Directors

         4.1 Classification. Except as otherwise provided in these Articles of Incorporation or Articles of Amendment filed pursuant to Section
3.3 hereof relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to these Articles of Incorporation or by bylaws of the Corporation (the "Bylaws"). The directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the Bylaws to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 1999 annual meeting of the shareholders; each initial director in Class II shall hold office for a term expiring at the 1998 annual meeting of the shareholders; and each initial director in Class III shall hold office for a term expiring at the 1997 annual meeting of the shareholders. Notwithstanding the foregoing provisions of this Section 4.1, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of the shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the shareholders held in the third year following the year of their election and until their successors shall have been duly elected and qualified or until such director's earlier death, resignation or removal.

         4.2      Removal.

                  (A) Removal For Cause. Except as otherwise provided pursuant to the provisions of these Articles of Incorporation or Articles of Amendment relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause (as defined in Section 4.2(B) hereof) and only by the affirmative vote, at a special meeting of the shareholders called for such a purpose, of not less than sixty-six and two-thirds percent (66 2/3%) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposed removal was contained in the notice of such meeting. At least thirty (30) days prior to such special meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Any vacancy on the Board of Directors resulting from such removal or otherwise shall be filled only by vote of a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been elected and qualified or until any such director's earlier death, resignation or removal.

                  (B) "Cause" Defined. For the purposes of this Section 4.2, "cause" shall mean (i) misconduct as a director of the Corporation or any subsidiary of the Corporation which involves dishonesty with respect to a substantial or material corporate activity or corporate assets, or (ii) conviction of an offense punishable by one (1) or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect the Corporation).

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                  4.3 Change of Number of Directors. In the event of any
increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  4.4 Directors Elected by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation, as amended by Articles of Amendment applicable to such classes or series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article 4 unless expressly provided by the Articles of Amendment applicable to such classes or series of Preferred Stock.

                  4.5 Exercise of Business Judgment. In discharging his or her duties as a director of the Corporation, a director may consider such factors as the director considers relevant, including the long-term prospects and interests of the Corporation and its shareholders, the social, economic, legal, or other effects of any corporate action or inaction upon the employees, suppliers, customers of the Corporation or its subsidiaries, the communities and society in which the Corporation or its subsidiaries operate, and the economy of the State of Florida and the United States.

                  4.6 Initial Number of Directors. The number of directors constituting the initial Board of Directors of the Corporation is seven (7). The number of directors may be increased or decreased from time to time as provided in the Bylaws, but in no event shall the number of directors be less than three (3).

                                   ARTICLE 5
                             Action By Shareholders

         5.1 Call For Special Meeting. Special meetings of the shareholders of the Corporation may be called at any time, but only by (a) the Chairman of the Board of the Corporation, (b) a majority of the directors in office, although less than a quorum, and (c) the holders of not less than thirty-five percent (35%) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         5.2 Shareholder Action By Unanimous Written Consent. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders, and may not be effected by any consent in writing by such shareholders, unless such written consent is unanimous.

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                                   ARTICLE 6
                                Indemnification

         6.1 Provision of Indemnification. The Corporation shall, to the fullest extent permitted or required by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Executive Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Executive Officer is a Party or in which such Director or Executive Officer is deposed or called to testify as a witness because he or she is or was a Director or Executive Officer of the Corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Executive Officer may be entitled under any written agreement, Board of Directors' resolution, vote of shareholders, the Act, or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Executive Officers whether or not the Corporation would be obligated to indemnify or advance Expenses to such Director or Executive Officer under this Article. For purposes of this Article, the term "Directors" includes former directors of the Corporation and any director who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise, including, without limitation, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, without limitation, attorneys-at-law, accountants, and financial consultants). The term "Executive Officers" includes those individuals who are or were at any time "executive officers" of the Corporation as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All other capitalized terms used in this Article 6 and not otherwise defined herein have the meaning set forth in Section 607.0850, Florida Statutes
(1995). The provisions of this Article 6 are intended solely for the benefit of the indemnified parties described herein, their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article VI shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

                                   ARTICLE 7
                                   Amendments

         7.1 Articles of Incorporation. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law) the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the total number of votes of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required (unless separate voting by classes is required by the FBCA, in which event the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the number of shares of each class or series entitled to vote as a class shall be required), to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles 4, 5, 6 or this Article 7 of these Articles of Incorporation. Notice of any such proposed amendment, repeal or adoption shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, the Corporation reserves the right to amend, alter, repeal or rescind any

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
provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law.

         7.2 Bylaws. The shareholders of the Corporation may adopt or amend a bylaw which fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the FBCA. The adoption or amendment of a bylaw that adds, changes or deletes a greater quorum or voting requirement for shareholders must meet the same quorum or voting requirement and be adopted by the same vote and voting groups required to take action under the quorum or voting requirement then in effect or proposed to be adopted, whichever is greater.

                                   ARTICLE 8
                      Initial Registered Office and Agent

         The address of the initial Registered Office of the Corporation is 100 North Tampa Street, Suite 3900, Tampa, FL 33602, and the initial Registered Agent at such address is Scott J. Bendert.

                                   ARTICLE 9
                      Principal Office and Mailing Address

         The address of the Principal Office of the Corporation and its mailing address is 100 North Tampa Street, Suite 3900, Tampa, FL 33602. The location of the Principal Office and the mailing address shall be subject to change as may be provided in the Bylaws.

                                   ARTICLE 10
                                  Incorporator

         The name and address of the sole incorporator of the corporation is:
Kenneth J. Meister, Foley & Lardner, 100 North Tampa Street, Suite 2700, Tampa, FL 33602.

          IN WITNESS WHEREOF, these Articles of Incorporation have been signed by the undersigned incorporator this 29th day of February, 1996.


                                               /s/ Kenneth J. Meister
                                               --------------------------------
                                               Kenneth J. Meister, Incorporator

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

                           ACCEPTANCE OF APPOINTMENT
                          BY INITIAL REGISTERED AGENT

         THE UNDERSIGNED, having been named in Article 8 of the foregoing Articles of Incorporation as initial Registered Agent at the office designated therein, hereby accepts such appointment and agrees to act in such capacity. The undersigned hereby states that he is familiar with, and hereby accepts, the obligations set forth in Section 607.0505, Florida Statutes, and the undersigned will further comply with any other provisions of law made applicable to him as Registered Agent of the Corporation.

         DATED this 29th day of February, 1996.


                                             /s/ Scott J. Bendert
                                             ----------------------------------
                                             Scott J. Bendert, Registered Agent


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



                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                        SYKES ENTERPRISES, INCORPORATED

         Pursuant to Sections 607.0601, 607.0702, 607.1003, and 607.1006 of the
Florida Business Corporation Act (the "FBCA"), Sykes Enterprises, Incorporated (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST:  The name of the corporation is Sykes Enterprises, Incorporated.

         SECOND: Section 3.1 of Article 3 is amended in its entirety to state as follows:

                                   ARTICLE 3
                                 CAPITAL STOCK

                  3.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue shall be 210,000,000 shares, of which 200,000,000 shares shall be Common Stock having a par value of $0.01 per share ("Common Stock") and 10,000,000 shares shall be Preferred Stock having a par value of $0.01 per share ("Preferred Stock"). The Board of Directors is expressly authorized, pursuant to Section 607.0602 of the FBCA, to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation, all within the limitations set forth in Section
         607.0601 of the FBCA.

         THIRD: Section 5.1 of Article 5 is amended in its entirety to state as follows:

                                   ARTICLE 5
                             ACTION BY SHAREHOLDERS

                  5.1 Call for Special Meeting. Special meetings of the shareholders of the Corporation may be called at any time, but only by
         (a) the Chairman of the Board of the Corporation, (b) a majority of the directors in office, although less than a quorum, and (c) the holders of at least fifty percent (50%) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         FOURTH: The foregoing amendments to the Corporation's Articles of Incorporation were adopted and approved by a majority of the shareholders of the Corporation at a meeting of shareholders on May 8, 1997, and the number of votes cast for the amendments was sufficient for approval.

         FIFTH: The foregoing amendments to the Corporation's Articles of Incorporation will become effective upon the filing of these Articles of Amendment to Articles of Incorporation with the Florida Department of State.

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


         Dated:  July ___, 1997.


                                       /s/ John H. Sykes
                                       -------------------------------------
                                       JOHN H. SYKES
                                       President and Chief Executive Officer

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